CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the current report on Form 8-K of NovaCopper Inc. and in the Registration Statements on Form S-8 of NovaCopper Inc. (File Nos. 333- 205102, 333-188950 and 333-181020), of our report dated May 11, 2015, with respect to the consolidated statement of financial position of Sunward Resources Ltd. as at March 31, 2014 and March 31, 2013 and the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for the years then ended, which report is included in Appendix L to NovaCopper’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 14, 2015.

/s/ Davidson & Company LLP

Vancouver, Canada	Chartered Accountants

June 25, 2015